Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

NaaS Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value US$0.01 per share	Rule 457(h)	222,034,678(3)	$0.0126(3)	$2,797,636.94	$92.70 per $1,000,000	$260
Equity	Class A ordinary shares, par value US$0.01 per share	Rule 457(c) and Rule 457(h)	57,378,964(4)	$4.751(4)	$272,607,459.01	$92.70 per $1,000,000	$25,271
Total Offering Amounts							$25,531
Total Fee Offsets							—
Net Fee Due							$25,531

(1)
These shares may be represented by the Registrant’s American depositary shares, or ADSs, each representing 10 Class A ordinary shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-220873 and File No. 333-225443).
(2)
Represents Class A ordinary shares issuable upon vesting or exercise of awards granted under the New 2022 Share Incentive Plan (the “Plan”), as well as the Class A ordinary shares reserved for future awards under the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.
(3)
Represents Class A ordinary shares issuable upon exercise of outstanding options granted under the Plan, and the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.
(4)
Represents the estimated aggregate number of Class A ordinary shares reserved for future award grants under the Plan by the end of 2028, including Class A ordinary shares that will be added to the award pool at the beginning of each of 2023 through 2028 pursuant to an “evergreen” provision in the Plan.

Pursuant to such evergreen provision, the number of Class A ordinary shares that are available for grants under the Plan will be automatically increased by an amount equal to 1% of the then total number of shares of the Registrant issued and outstanding on an as-converted and fully-diluted basis on the last day of the immediately preceding fiscal year, unless otherwise decided by the Registrant’s board of directors. To the extent that the actual number of shares that may be offered pursuant to the Plan exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on US$4.571 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on Nasdaq on September 28, 2022, adjusted for ADS to Class A ordinary share ratio.